UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WESTLAKE CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

WESTLAKE CHEMICAL CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 20, 2010

To the Stockholders:

The annual meeting of stockholders of Westlake Chemical Corporation (the “Company” or “Westlake”) will be held at the Westlake Center Annex, 2801 Post Oak Blvd., Houston, Texas 77056, on Thursday, May 20, 2010 at 9:00 a.m. local time for the following purposes:

(1)	To elect the three members of the Board of Directors named in the Proxy Statement for the terms described in the Proxy Statement;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)	To act upon any other matters that may properly come before the annual meeting.

The Board of Directors has fixed the close of business on Thursday, April 1, 2010, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

All stockholders are requested to be present in person or by proxy. For the convenience of those stockholders who do not expect to attend the annual meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. You may also vote by the Internet or telephone. Any stockholder may revoke the proxy for any reason and at any time before it is voted.

Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the annual meeting.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed proxy if you are voting over the Internet or by telephone.

VOTE BY INTERNET American Stock Transfer & Trust Company http://www.voteproxy.com 24 hours a day/7 days a week	VOTE BY TELEPHONE American Stock Transfer & Trust Company 1-800-PROXIES via touch tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on May 19, 2010. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on May 19, 2010. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated, since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors

Stephen Wallace

Vice President, General Counsel and Secretary

Dated: April 14, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 20, 2010.

This Proxy Statement, our annual report to stockholders and other proxy materials are available on our Web site at www.westlake.com/report2010 and www.westlake.com/proxy2010.

WESTLAKE CHEMICAL CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

PROXY STATEMENT

For Annual Meeting of Stockholders To Be Held on May 20, 2010

GENERAL MATTERS

This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of Westlake Chemical Corporation (the “Company” or “Westlake”) on or about April 14, 2010 in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders to be held on Thursday, May 20, 2010 at 9:00 a.m. local time at the Westlake Center Annex, 2801 Post Oak Blvd., Houston, Texas 77056, and any adjournment of the annual meeting.

The following matters will be acted upon at the annual meeting:

(1)	To elect the three members of the Board of Directors named herein for the terms described herein;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)	To act upon any other matters that may properly come before the annual meeting.

Our Board of Directors does not know of any other business to be brought before the annual meeting, but if any other business is properly brought before the annual meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

The accompanying Notice of Annual Meeting of Stockholders, this Proxy Statement and the form of proxy are being first sent to stockholders on or about April 14, 2010.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

(1)	FOR the nominees for director listed in these materials and on the proxy; and

(2)	FOR the ratification of the appointment of the Company’s independent registered public accounting firm.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A stockholder giving a proxy has the power to revoke it at any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the annual meeting.

Only stockholders of record at the close of business on April 1, 2010, also referred to as the record date, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 66,144,235 shares of common stock, par value $0.01 per share, outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors.

A majority of the common stock entitled to vote at the annual meeting, present either in person or by proxy, will constitute a quorum. Abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum present at the meeting. Shares held by a broker or other nominee as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes.” As a result of a recent change in the rules of the New York Stock Exchange, the election of directors is no longer considered a “routine” matter and, therefore, your broker will not have the discretionary authority to vote your shares in the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific instructions to your broker. Directors are elected by a plurality of the votes cast. Abstentions will not be included in the total of votes cast and will not affect the outcome of the vote. The affirmative vote of a majority of the votes cast at the annual meeting, either in person or by proxy, is required for the approval of the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions on the proposal to ratify the appointment of PricewaterhouseCoopers LLP will not be included in the total of votes cast and will not affect the outcome of the vote.

In addition to mailing this material to the stockholders, the Company has asked banks and brokers to forward copies to persons for whom they hold common stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the annual meeting. The Company has engaged American Stock Transfer & Trust Company to tabulate voting results.

INFORMATION REGARDING BOARD OF DIRECTORS

INDEPENDENCE OF DIRECTORS

As of the date of this Proxy Statement, TTWF LP, our principal stockholder, owns 69.6% of the outstanding common stock of the Company. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP. As a controlled company, we are eligible for exemptions from provisions of these rules requiring a majority of independent directors, nominating and governance and compensation committees composed entirely of independent directors and written nominating and governance and compensation committee charters addressing specified matters. We have elected to take advantage of certain of these exemptions. In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after the specified transition periods.

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Messrs. E. William Barnett, Robert T. Blakely, Max L. Lukens and H. John Riley, Jr. are independent from our management, as “independence” is defined by the rules and regulations of the Securities and Exchange Commission (“SEC”) and the listing standards of the New York Stock Exchange. This means that none of these directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us and that none of the express disqualifications contained in the New York Stock Exchange rules applies to any of them.

EXECUTIVE SESSIONS

The Company’s governance guidelines require that non-management directors meet at regularly scheduled executive sessions without management. At these meetings of non-management directors, the non-management directors have decided that the non-management director that presides over the meeting will rotate among the non-management directors.

Since one of the non-management directors is not independent, the Company’s governance guidelines require that the independent directors meet at least once a year. At these meetings of independent directors, the independent directors have decided that the independent director that presides over the meeting will rotate among the independent directors.

Stockholders and other interested parties may communicate with the non-management directors or the independent directors in the manner described under “Communications with Directors” below.

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee

The Audit Committee of the Board of Directors is comprised of Robert T. Blakely (chairman), E. William Barnett, Max L. Lukens and H. John Riley, Jr. All current Audit Committee members are “independent” as defined by the listing standards of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934. The board has determined that each of Messrs. Blakely, Lukens and Riley is an “audit committee financial expert” as that term is defined by SEC regulations. The primary functions of the Audit Committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm’s quarterly reviews of our interim financial statements, to review the planning and results of the annual audit with our independent registered public accounting firm, and to have oversight of financial risks. This Committee held seven meetings in 2009. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee charter is publicly available on our Web site at: http://www.westlake.com under “Investor Relations—Corporate Governance.”

Mr. Blakely is currently serving on the audit committees of four public companies, including the Company’s Audit Committee. In May 2009, prior to his commencement of service on the fourth audit committee, the Board of Directors of the Company determined that his service on these other audit committees would not impair his ability to effectively serve on the Company’s Audit Committee.

The Compensation Committee

The Compensation Committee of the Board of Directors is comprised of Robert T. Blakely, E. William Barnett, Albert Chao, James Chao, Dorothy C. Jenkins, Max L. Lukens (chairman) and H. John Riley, Jr. (all of the members of the Board of Directors). Messrs. Blakely, Barnett and James Chao were appointed to the Compensation Committee in May 2009. Since Westlake is considered to be controlled by the principal stockholder under New York Stock Exchange rules, all Compensation Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Albert Chao, James Chao and Dorothy C. Jenkins are not “independent” as defined by those listing standards. The Compensation Committee’s primary functions include overseeing our executive compensation, director compensation and equity and performance incentive compensation plans and policies. This Committee held five meetings in 2009. The Compensation Committee has adopted a written charter. The Compensation Committee charter is publicly available on our Web site at: http://www.westlake.com under “Investor Relations—Corporate Governance.”

The Nominating and Governance Committee

The Nominating and Governance Committee is comprised of E. William Barnett (chairman), Albert Chao, James Chao, Robert T. Blakely, Dorothy C. Jenkins, Max L. Lukens and H. John Riley, Jr. (all of the members of the Board of Directors). Ms. Jenkins and Messrs. Lukens and Riley were appointed to the Nominating and Governance Committee in May 2009. Since Westlake is considered to be controlled by the principal stockholder under New York Stock Exchange rules, all Nominating and Governance Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Albert Chao, James Chao and Dorothy C. Jenkins are not “independent” as defined by those listing standards. The Nominating and Governance Committee’s primary functions are (1) to identify individuals qualified to become directors of the Company, (2) to recommend to the Board of Directors director candidates to fill vacancies on the Board of Directors and to stand for election by the stockholders at the annual meeting of stockholders, (3) to recommend committee assignments for directors, (4) to monitor and annually assess the performance of the Board of Directors and its committees, and (5) to develop and recommend to the Board of Directors appropriate corporate governance policies, practices and procedures for the Company. In assessing the qualifications of prospective nominees to serve as directors, the committee will consider, in addition to any criteria set forth in the Bylaws of the Company, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective director, and commitment to acting in the best interests of the Company and its stockholders. This Committee held four meetings in 2009. The Nominating and Governance Committee has the authority to retain an executive search firm as needed to identify director candidates. The Nominating and Governance Committee has adopted a written charter. The charter is publicly available on our Web site at: http://www.westlake.com under “Investor Relations—Corporate Governance.”

The Nominating and Governance Committee will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Nominating and Governance Committee, Westlake Chemical Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. Recommendations for potential nominees may come from any source, including members of the Board of Directors, stockholders, self-recommendations or search firms. All persons recommended for a vacant or new Board position will be given equal consideration regardless of the source of the recommendation. The Nominating and Governance Committee takes diversity, broadly defined to include gender, ethnicity, national origin, geographic location, expertise and level and type of career experience, into account in evaluating the qualifications of prospective nominees to the Board.

BOARD LEADERSHIP STRUCTURE

We have separated the positions of chairman of the board and chief executive officer, in that Mr. James Chao serves us as our Chairman of the Board and Mr. Albert Chao serves us as our Chief Executive Officer. Our board has concluded that balance and varying experience and judgment are added to the leadership of the board by having these two positions filled by different persons.

Mr. James Chao, our Chairman of the Board, is not independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the New York Stock Exchange. Our independent directors meet at least once a year. At these meetings, the independent director that presides over the meeting rotates among the independent directors. See “Information Regarding Board of Directors—Executive Sessions.” We believe that this leadership structure is appropriate because we are controlled by TTWF LP, our principal stockholder.

BOARD ROLE IN CORPORATE RISK OVERSIGHT

The Board of Directors recently formed a Corporate Risk Committee of our Board of Directors, which is comprised of H. John Riley, Jr. (chairman), E. William Barnett, Robert T. Blakely, Albert Chao, James Chao, Dorothy C. Jenkins and Max L. Lukens (all of the members of the Board of Directors). This committee will assist the Board in overseeing overall risks inherent in the operations of the Company and the control processes with respect to those risks. Among other things, this committee will review the risk-management structure of the Company and review management’s identification and assessment of significant risks and its plans to control those risks. The Corporate Risk Committee will also review management’s systems as they relate to enterprise-wide risks posed by the Company’s physical assets and operating processes and address the findings of regulatory agencies concerning the Company’s physical assets and operations. As previously described, our Board’s Audit Committee will retain responsibility for oversight of financial risks, including integrity of financial statements, internal controls, derivatives transactions, loan-covenant compliance, credit, liquidity, insurance and similar areas. Further, our Board’s Compensation Committee will retain responsibility for oversight of the compensation and personnel practices, including succession planning and management development. Next, our Board of Directors will retain ultimate responsibility for corporate risk oversight as a whole as well as responsibility for oversight of specific risks not assigned to the Board’s committees. As requested from time to time by the Board and its committees, members of our senior management will present reports to the Board and the committees on the risks that we face.

CORPORATE GOVERNANCE

We have a Code of Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer, a Code of Conduct that applies to all directors, officers and employees and Principles of Corporate Governance. You can find the above-referenced documents by visiting our Web site: http://www.westlake.com under “Investor Relations—Corporate Governance.” We will post on our Web site any amendments to such documents as well as any waivers that are required to be disclosed by the rules of either the SEC or the New York Stock Exchange.

COMMUNICATIONS WITH DIRECTORS

Any interested party is welcome to communicate with any one or all of our directors by writing to the director or directors, Westlake Chemical Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. The Corporate Secretary will forward these communications to the addressee. If any interested party would like to communicate with the non-management directors or independent directors as a group, the interested party should address such communication as follows: Non-management Directors or Independent Directors (as applicable), c/o Corporate Secretary, Westlake Chemical Corporation, 2801 Post Oak Blvd., Houston, Texas 77056. Upon receipt, Westlake’s Corporate Secretary will forward the communication, unopened, to one of the non-management directors or independent directors, as applicable. Such director will, upon review of the communication, make a determination as to whether it should be brought to the attention of the other non-management directors or independent directors, as applicable, and whether any response should be made to the person sending the communication, unless the communication was made anonymously.

MEETING ATTENDANCE

The Board of Directors held eight meetings in 2009. During 2009, all of our directors attended at least 75% of the total number of meetings of the Board of Directors and any committee on which he or she served during the periods that he or she served. Westlake encourages its directors to attend the annual meeting of stockholders. All seven of our directors attended our annual meeting of stockholders in 2009.

COMPENSATION OF DIRECTORS

Directors who are also full-time officers or employees of Westlake and of affiliates of our principal stockholder receive no additional compensation for serving as directors. In 2009, all other directors received an annual retainer of $65,000. The Audit Committee chairman received an additional annual retainer of $13,500, the Compensation Committee chairman received an additional annual retainer of $9,000, the Nominating and Governance Committee chairman received an additional annual retainer of $7,500 and the Corporate Risk Committee chairman received an additional annual retainer of $7,500. In 2010, we expect that these cash retainers for our directors will remain the same. During 2009, Messrs. Riley, Barnett and Lukens also received $30,000, $20,000 and $20,000, respectively, for additional Board committee service.

Under the 2004 Omnibus Incentive Plan (the “2004 Plan”), the Board of Directors, effective August 20, 2009, authorized the issuance of 1,367 shares of restricted stock to each outside director. The shares of restricted stock will vest in three equal installments on August 20, 2010, 2011 and 2012, subject to the grantee’s continuous position as a director of Westlake. In addition, effective August 20, 2009, the outside directors each received options to purchase 3,549 shares of common stock with an exercise price of $24.51. These options vest in four equal installments on August 20, 2010, 2011, 2012 and 2013, subject to the grantee’s continued position as a director of Westlake.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
E. William Barnett	92,500	33,500	33,500	579	160,079
Robert T. Blakely	78,500	33,500	33,500	579	146,079
Dorothy C. Jenkins	65,000	33,500	33,500	579	132,579
Max L. Lukens	94,000	33,500	33,500	579	161,579
H. John Riley, Jr.	96,875	33,500	33,500	450	164,325

(1)	These amounts represent the grant date fair value of the restricted stock awards granted to our directors in 2009, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the related valuation assumptions, please see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. As of December 31, 2009, Mr. Barnett, Mr. Blakely, Ms. Jenkins and Mr. Lukens each had 2,748 shares of unvested restricted stock and Mr. Riley had 2,440 shares of unvested restricted stock.
(2)	These amounts represent the grant date fair value of the stock option awards granted to our directors in 2009, calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions, please see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. As of December 31, 2009, Mr. Barnett had outstanding options to purchase 10,640 shares of common stock, Mr. Blakely, Ms. Jenkins and Mr. Lukens each had outstanding options to purchase 13,399 shares of common stock, and Mr. Riley had outstanding options to purchase 7,375 shares of common stock.
(3)	All other compensation amounts represent dividend payments with respect to shares of restricted stock that were paid to the directors before the vesting of the shares.

PROPOSAL 1—ELECTION OF CLASS III DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the Board of Directors, with each class to serve for a term of three years. The following nominees, each of whom is an incumbent Class III director and was nominated by our Nominating and Governance Committee, are proposed for election in Class III, to serve until the annual meeting of stockholders in 2013, or until their successors are elected and qualified:

•	E. William Barnett

•	Robert T. Blakely

•	Albert Chao

Our Principles of Corporate Governance specify that no one who has reached the age of 75 may be elected or reelected as a director. Mr. Barnett is 77 years old. Our Board of Directors (with Mr. Barnett abstaining) has determined to waive this requirement in this instance for Mr. Barnett and to nominate him for another three-year term as director.

Unless instructed otherwise, the proxies will be voted for the election of the three nominees named above. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the Board of Directors, although management is not aware of any circumstance likely to render any of the named nominees unavailable for election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS CLASS III DIRECTORS.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS

Class III Directors Serving Until 2013

E. William Barnett (age 77). Mr. Barnett has been a director since June 2006. Mr. Barnett has served for over four decades as an attorney specializing in commercial and antitrust law with Baker Botts L.L.P., from which he retired in 2004. He served as Managing Partner of the law firm from 1984 to 1998. Mr. Barnett has extensive public company and community-based board experience. He has been a director of RRI Energy, Inc. (formerly known as Reliant Energy, Inc.) since October 2002 and a director of Enterprise Products GP LLC since March 2005. He is a member of the Audit Committee for both of these companies. Additionally, he is a former Chairman of the Board of Trustees of Rice University. Currently, he is Chairman of the Baker Institute Advisory Board at Rice University and director of the Greater Houston Partnership. Mr. Barnett is past Chairman and current director of the Houston Zoo, Inc. He is also a director of the Center for Houston’s Future and St. Luke’s Episcopal Health Systems, on the Advisory Board of the Methodist Hospital Center for Performing Arts Medicine and a Life Trustee of the University of Texas Law School Foundation. Mr. Barnett holds a B.A. from Rice University and LL.B. from the University of Texas-Austin.

The Board has concluded that Mr. Barnett should serve as a director of the Company based primarily on his experience with issues of legal compliance and his service on the boards of other public companies and of charitable and community organizations.

Robert T. Blakely (age 68). Mr. Blakely has been a director since August 2004. Mr. Blakely served as Chief Financial Officer of the Federal National Mortgage Association (Fannie Mae) from January 2006 until August 2007. He served as Fannie Mae’s Executive Vice President from January 2006 until January 2008. His prior positions include: Executive Vice President and Chief Financial Officer of MCI, Inc. from April 2003 to January 2006; President of Performance Enhancement Group, Ltd. from July 2002 to April 2003; Executive Vice President and Chief Financial Officer of Lyondell Chemical Company from November 1999 to June 2002; Executive Vice President of Tenneco Inc. from 1996 to November 1999 and Chief Financial Officer from 1981 to November 1999; and Managing Director of Morgan Stanley & Co. from 1980 to 1981 and an employee from 1970. He has served on the Board of Directors of Natural Resource Partners L.P. from January 2003 to the present, the Board of Directors of Greenhill & Co., Inc. from April 2009 to the present and the Board of Directors of GMAC Inc. from May 2009 to the present. He is a trustee emeritus of Cornell University. He has been a Trustee of the Financial Accounting Federation since January 2007. He is also a director of St. Luke’s Episcopal Hospital. He holds a B.M.E. degree in mechanical engineering and a M.B.A. in business administration from Cornell University and a Ph.D. from the Massachusetts Institute of Technology.

The Board has concluded that Mr. Blakely should serve as a director of the Company based primarily on his long experience as a corporate executive of public companies, his prior tenure as a senior officer of a company in the chemicals industry, his service as the chief financial officer of public companies and his broad background in the field of financial accounting.

Albert Chao (age 60). Mr. Chao has been our President since May 1996 and a director since June 2003. Mr. Chao became our Chief Executive Officer in July 2004. Mr. Chao has over 35 years of global experience in the chemical industry. In 1985, Mr. Chao assisted his father T.T. Chao and his brother James Chao in founding Westlake, where he served as Executive Vice President until he succeeded James Chao as President. He has held positions in the Controller’s Group of Mobil Oil Corporation, in the Technical Department of Hercules Incorporated, in the Plastics Group of Gulf Oil Corporation and has served as Assistant to the Chairman of China General Plastics Group and Deputy Managing Director of a plastics fabrication business in Singapore. He is also a director of Titan Chemicals Corp. Bhd. Mr. Chao is a trustee emeritus of Rice University. Mr. Chao received a bachelor’s degree from Brandeis University and an M.B.A. from Columbia University.

The Board has concluded that Mr. Albert Chao should serve as a director of the Company based primarily on his long experience in the worldwide chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our Board from his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

OTHER DIRECTORS

Class I Directors Serving Until 2011

Dorothy C. Jenkins (age 64). Ms. Jenkins has been a director since June 2003. For the past five years, Ms. Jenkins has managed her personal investments. She is also a member of the board of various civic and charitable organizations including Wellesley College. Ms. Jenkins is the sister of James Chao and Albert Chao. She is a graduate of Wellesley College and holds a B.S. in Mathematics.

The Board has concluded that Ms. Jenkins should serve as a director of the Company based primarily on her experience on the boards of charitable and community organizations and her position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Max L. Lukens (age 61). Mr. Lukens has been a director since August 2004. Since May 2006, Mr. Lukens has managed his personal investments. Mr. Lukens served as President and Chief Executive Officer of Stewart & Stevenson Services, Inc. until May 2006 and prior to that served as its Chairman of the Board from December 2002 to March 2004, and Interim Chief Executive Officer and President, from September 2003 to March 2004. He was also previously employed by Baker Hughes Incorporated from 1981 to January 2000, where he served as Baker Hughes’ Chairman of the Board, President and Chief Executive Officer from 1997 to January 2000. Between 2003 and 2009, he served as a director of NCI Building Systems, Inc. He has served as a director of The Pep Boys—Manny, Moe & Jack from August 2006 until October 2007 and again from June 2009 until the present. Mr. Lukens was a Certified Public Accountant with Deloitte Haskins & Sells for 10 years and received both his B.S. and M.B.A. degrees from Miami University of Ohio.

The Board has concluded that Mr. Lukens should serve as a director of the Company based primarily on his long experience as a chief executive officer of public companies, as well as his service on the boards of other public companies and his earlier career as a certified public accountant.

Class II Directors Serving Until 2012

James Chao (age 62). Mr. Chao has been our Chairman of the Board since July 2004 and became a director in June 2003. From May 1996 to July 2004, he served as our Vice Chairman. Mr. Chao also has responsibility for the oversight of our Vinyls business. Mr. Chao has over 40 years of global experience in the chemical industry. In June 2003, he was named Chairman of Titan Chemicals Corp. Bhd and previously served as Titan’s Managing Director. He has served as a Special Assistant to the Chairman of China General Plastics Group and worked in various financial, managerial and technical positions at Mattel Incorporated, Developmental Bank of Singapore, Singapore Gulf Plastics Pte. Ltd. and Gulf Oil Corporation. Mr. Chao, along with his brother Albert Chao, assisted their father T.T. Chao in founding Westlake. Mr. Chao is on the board of Baylor College of Medicine and KIPP (Knowledge Is Power Program). Mr. Chao received his B.S. degree from Massachusetts Institute of Technology and an M.B.A. from Columbia University.

The Board has concluded that Mr. James Chao should serve as a director of the Company based primarily on his long experience in the global chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our board as a member of the Chao family, which controls TTWF LP, our principal stockholder.

H. John Riley, Jr. (age 69). Mr. Riley has been a director since November 2007. Mr. Riley served as Chairman of the Board of Directors of Cooper Industries, Ltd., from May 1996 until February 2006 and served as its Chief Executive Officer from September 1995 to May 2005. He was President of Cooper Industries, Ltd. from 1992 to 2004, its Chief Operating Officer from 1992 to 1995 and its Executive Vice President, Operations from 1982 to 1992. He was associated with Cooper Industries, Ltd. for more than 40 years. In addition, from 1997 to the present he has been serving as a director of Baker Hughes Incorporated. From 1998 to the present he has been serving as a director of Allstate Corporation. He also currently serves as a director of Post Oak Bank, N.A., a private bank. He is a trustee of the Museum of Fine Arts in Houston and a trustee of Syracuse University. Mr. Riley holds a B.S. in Industrial Engineering from Syracuse University. He also completed the Harvard University Advanced Management Program.

The Board has concluded that Mr. Riley should serve as a director of the Company based primarily on his long experience as a senior officer, including chief executive officer, of a public company engaged in manufacturing.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table lists information about the number of shares of common stock beneficially owned by each director, each named executive officer listed in the summary compensation table included later in this Proxy Statement, and all of our directors and executive officers as a group. Shares of stock are “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days.

All information in the table is as of April 1, 2010 and is based upon information supplied by the directors and officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Directors and Named Executive Officers	Direct(2)	Other		Percent of Class
E. William Barnett	7,653	0		*
Robert T. Blakely	11,193	0		*
M. Steven Bender	60,944	0		*
Albert Chao	306,384	46,005,277	(3)(4)	69.8%
James Chao	232,678	46,005,277	(4)(5)	69.8%
David R. Hansen	50,132	0		*
Dorothy C. Jenkins	16,193	46,005,277	(4)	69.6%
Andrew F. Kenner	17,286	0		*
Max L. Lukens	11,193	0		*
H. John Riley, Jr.	3,932	0		*
All directors and executive officers as a group (15 persons, including those listed above)	917,874	46,005,277		70.5%

*	Less than 1% of the outstanding shares of common stock.
(1)	None of the shares beneficially owned by our directors or officers are pledged as security.
(2)	The amounts include shares of common stock that may be acquired within 60 days from April 1, 2010 through the exercise of options held by Mr. Barnett (2,924), Mr. Blakely (5,683), Mr. Bender (21,349), Mr. Albert Chao (181,006), Mr. James Chao (135,467), Mr. Hansen (21,575), Ms. Jenkins (5,683), Mr. Kenner (6,427), Mr. Lukens (5,683), Mr. Riley (956), and all directors and executive officers as a group (461,138). The amounts also include unvested shares of restricted stock held by Mr. Barnett (2,748), Mr. Blakely (2,748), Mr. Bender (37,002), Mr. Albert Chao (107,908), Mr. James Chao (79,903), Mr. Hansen (26,867), Ms. Jenkins (2,748), Mr. Kenner (10,859), Mr. Lukens (2,748), Mr. Riley (2,440), and all directors and executive officers as a group (395,871), over which such persons have sole voting power but no dispositive power.
(3)	Does not include common stock of the Company owned directly by James Chao and 20,000 shares of common stock owned by Albert Chao’s mother. Albert Chao disclaims beneficial ownership of these shares.
(4)

Two trusts for the benefit of members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao, are the managers of TTWFGP LLC, a Delaware limited liability company, which is the general partner of TTWF LP. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao. James Chao, Dorothy C. Jenkins, Albert Chao, TTWF LP and TTWFGP LLC share voting and dispositive power with respect to the shares of our common stock beneficially owned by TTWF LP. James Chao, Dorothy C. Jenkins and Albert Chao disclaim beneficial ownership of the 46,005,277 shares held by TTWF LP except to the extent of their respective pecuniary interest therein.

(5)	Does not include common stock of the Company owned directly by Albert Chao and 20,000 shares of common stock owned by James Chao’s mother. James Chao disclaims beneficial ownership of these shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth each person known to Westlake who is the beneficial owner of 5% or more of the outstanding shares of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
TTWF LP (1) 2801 Post Oak Boulevard Houston, Texas 77056	46,005,277	69.6%

Royce & Associates, LLC (2) 745 Fifth Avenue New York, NY 10151	4,217,473	6.4%

Franklin Resources, Inc. (3) One Franklin Parkway San Mateo, CA 94403-1906	4,249,121	6.4%

Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,855,751	5.8%

(1)	Two trusts for the benefit of members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao, are the managers of TTWFGP LLC, a Delaware limited liability company, which is the general partner of TTWF LP. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao. TTWF LP and TTWFGP LLC each have shared voting power and shared dispositive power over 46,005,277 shares of our common stock. As of April 1, 2010, James Chao had sole voting power and sole dispositive power over 152,775 shares of our common stock, sole voting and no dispositive power over 79,903 shares of our common stock, and shared voting power and shared dispositive power over 46,005,277 shares of our common stock. Dorothy C. Jenkins had sole voting power and sole dispositive power over 13,445 shares of our common stock, sole voting power and no dispositive power over 2,748 shares of our common stock, and shared voting power and shared dispositive power over 46,005,277 shares of our common stock. Albert Chao had sole voting power and sole dispositive power over 198,476 shares of our common stock, sole voting and no dispositive power over 107,908 shares of our common stock and shared voting power and shared dispositive power over 46,005,277 shares of our common stock. James Chao, Dorothy C. Jenkins and Albert Chao disclaim beneficial ownership of the 46,005,277 shares of our common stock held by TTWF LP except to the extent of their respective pecuniary interest therein.
(2)	Based on a Schedule 13G/A filed with the SEC on January 26, 2010. According to the filing, Royce & Associates, LLC, an investment adviser, has sole voting power and sole dispositive power over 4,217,473 shares of our common stock and shared voting power and shared dispositive power over no shares of our common stock.
(3)

Based on a Schedule 13G/A filed with the SEC on February 4, 2010. According to the filing by Franklin Resources, Inc. and its affiliates, Franklin Advisory Services, LLC, an investment adviser, has sole voting power over 4,153,821 shares of our common stock, shared voting power over no shares of our common stock, sole dispositive power over 4,249,121 shares of our common stock and shared dispositive power over no shares of our common stock, and Charles B. Johnson and Rupert H. Johnson Jr. each owns in excess of 10% of the outstanding common stock of Franklin Resources, Inc. (“FRI”) and are the principal stockholders of FRI and may be deemed the beneficial owners of the shares of our common stock over which Franklin Advisory Services LLC has voting and dispositive power. The address of Franklin Advisory Services LLC is One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024-2938.
(4)	Based on a Schedule 13G filed with the SEC on February 8, 2010. According to the filing, Dimensional Fund Advisors LP, an investment adviser, has sole voting power over 3,808,523 shares of our common stock, shared voting power over no shares of our common stock, and has sole dispositive power over 3,855,751 shares of our common stock and shared dispositive power over no shares of our common stock.

COMPENSATION DISCUSSION AND ANALYSIS

A discussion and analysis of the Company’s executive compensation philosophy, objectives and underlying program is presented below. This discussion includes a review of the following:

•	Compensation Committee Oversight

•	External Advisors

•	The Deliberative Process

•	Compensation Philosophy and Program Objectives

•	Elements of the Program; Internal Pay Equity

•	Establishing Compensation Levels

•	Post-Employment Programs

•	Employment Agreements; Severance and Change in Control Arrangements

•	Deferred Compensation Programs

Compensation Committee Oversight

The Board of Directors has established a Compensation Committee (the “Committee”) to review and provide oversight of the compensation programs of the Company and the compensation of the Principal Executive Officer (the “PEO”), the other officers named in the Summary Compensation Table (together with the PEO, the “Named Executive Officers” or the “NEOs”) and other employees designated as executive officers of the Company (collectively, the “Executives”).

Since Westlake is considered to be controlled by its principal stockholder under New York Stock Exchange rules, all Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. The Committee is currently composed of four independent board members, one of whom serves as the Committee’s chair, and three non-independent members of the Board, one of whom is the PEO, one of whom is the Chairman of the Board and the last of whom is the sister of the PEO and the Chairman of the Board.

The Committee operates under the provisions of a charter and meets periodically throughout the year. The Committee’s duties include the following:

•

reviewing and approving the corporate goals and objectives relevant to the PEO’s compensation annually, evaluating the PEO’s performance in light of the goals and objectives and determining the PEO’s compensation level based upon the performance evaluation and other relevant factors;

•	reviewing and approving the PEO’s assessment of, and compensation recommendations for, the NEOs and other Executives;

•

administering and making recommendations to the Board with respect to the design of the Company’s incentive compensation plans, equity-based plans and other compensation and benefit plans and the issuance of stock and other awards under these plans;

•	reviewing and making recommendations to the Board with respect to the fees and other compensation received by directors and board committee members;

•	reviewing matters related to the succession plan for the PEO and other Executives of the Company;

•	reviewing and approving employment agreements for Executives and change-in-control protection offered to non-Executive employees of the Company, if any; and

•	producing a compensation committee report to be included in the annual proxy statement of the Company as required by applicable rules and regulations.

External Advisors

To assist the Committee in respect of its oversight responsibilities, the Committee periodically utilizes the services of independent third-party compensation consultants to conduct compensation surveys and determine compensation trends, analyze and assess the Company’s compensation systems and programs, review current legal, accounting and administrative matters associated with executive compensation and offer opinions as to the effectiveness and competitiveness of the program. In this regard management has engaged the services of Towers Watson as a compensation consultant to advise the Committee on executive compensation matters. The Committee has not engaged its own compensation consultant. Towers Watson assists the Committee by providing comparative market data on compensation programs and practices of peer competitors, the broader-based chemical industry and the general industry. Towers Watson also assists the Company with general compensation consultation regarding employees other than the NEOs.

The Deliberative Process

In establishing target executive compensation, the Committee has selected a set of peer group companies (the “Peer Group”) that is used as one of the means in helping to establish executive compensation targets. The companies that comprise the Peer Group are selected annually from among companies within the chemical industry of relative comparable size to Westlake, with executive positions of similar scope and responsibility and from among companies with which Westlake may compete for executive talent. The following companies make up the Peer Group used by the Committee in 2009: Albemarle Corporation, Cabot Corporation, Celanese Corporation, Cytec Industries Inc., Eastman Chemical Company, FMC Corporation, Georgia Gulf Corporation, Huntsman Corporation, Kronos Worldwide, Inc., The Lubrizol Corporation, Nalco Holding Company, Olin Corporation, PolyOne Corporation, Rockwood Holdings, Inc., Solutia Inc. and W.R. Grace & Co. Among the Peer Group, Westlake is approximately at the median of the group in revenue and market capitalization. The Committee may add or replace companies in the Peer Group as warranted to reflect changes in the size, business profile and publicly-listed status of the companies in the Peer Group to help ensure that companies more comparable in size and business profile to the Company are included.

In addition to referring to the Peer Group, Towers Watson utilizes survey data from its proprietary general industry and chemical industry databases, including, but not limited to, the Towers Watson Executive Database, Long-term Incentive Plan Report and the Middle Management & Professional Compensation Database, that compares the compensation of executives at numerous companies in similar positions as the NEOs (the “Market Survey”). The Market Survey is used in conjunction with the Peer Group data (collectively, the “Reference Points”) to help validate the market findings and more specifically establish market compensation rates for positions for which there are limited Peer Group data and/or for positions that are not industry-specific and for which the Company would need to recruit on a broader basis (for instance, Chief Financial Officer). Finally, in establishing the target executive compensation, the Committee takes a total compensation view to include base pay, cash bonuses and long-term incentive and equity awards, so that as long as the composite total compensation of an NEO is competitive with the Reference Points, individual components may fall below or above the median of the Reference Points. In conducting its surveys for the Reference Points, Towers Watson reports directly to the Committee on each component and on a composite total compensation basis.

The Committee meets annually in February to specifically address the compensation of the PEO, other NEOs and other Executives. During this meeting, the Committee reviews the achievement of the Company’s goals and objectives, including the Company’s performance relative to its competitors within the commodity chemical industry, including those direct competitors within the Peer Group, and the Committee reviews the Reference Points as well as other relevant factors established by the Committee for the PEO and the factors established by the PEO in setting and approving the other NEOs’ compensation. During this deliberation, the PEO is excused from the meeting to allow the other members of the Committee to deliberate independently regarding the PEO’s compensation. The PEO then presents his recommendations to the Committee regarding the compensation to be provided to the other NEOs and other Executives. The PEO and the Committee, after considering data from the Reference Points and other relevant factors, set the compensation for these Executives.

Compensation Philosophy and Program Objectives

The Company has designed and maintains a comprehensive executive compensation program as a means of:

•	attracting, rewarding and retaining top executive talent in support of the Company’s vision, mission and objectives;

•	maintaining market competitiveness with the Company’s peer group compensation programs and practices;

•	encouraging and rewarding the achievement of specific individual, business segment and corporate goals and objectives;

•

placing a significant portion of total compensation at risk through variable pay components, including upside potential where targeted objectives are exceeded, to promote management action to create added value;

•	aligning management interests with the interests of the stockholders; and

•	balancing short-term objectives with long-term strategic initiatives and thinking through the design of both short-term and long-term pay programs.

Elements of The Program; Internal Pay Equity

The Company’s executive compensation program contains a combination of both short-term and long-term elements designed to reward and encourage near-term goal accomplishment as well as to reward and encourage long-term strategic thinking and actions that benefit the Company and its stockholders. These combined elements, in tandem with employee benefits and a limited number of perquisites, form the basis of Westlake’s total compensation system. These elements have been chosen as the compensation components designed to allow the Company to adhere to the above stated compensation philosophy and program objectives which include remaining “market competitive” with its peers in the chemical industry and the broader market for executive talent. Each element has been allocated in the total compensation package in an attempt to find a balance between short-term and long-term rewards as well as cash and non-cash forms of payment. Further, the total compensation program seeks to place a significant amount of pay “at risk” through the use of variable pay elements. The Committee has determined that based on the Reference Points and their broad corporate-wide responsibilities, the PEO and the Chairman, as compared with other NEOs, should receive a higher portion of their total compensation from “at risk” components given their ability to influence Company performance and the desire of the Committee to further incentivize the PEO’s and the Chairman’s on-going efforts to create value for the stockholders. The relative difference in pay between the PEO and the Chairman primarily reflects the difference in job scope and responsibility between the two positions and is further validated by the findings of the Reference Points that shows that the PEO is typically the highest paid position within our Peer Group. The relationship in pay among the other NEOs is driven by variation in job scope and level of responsibility, the Reference Points data, individual performance, internal equity and other factors as determined by the Committee as appropriate.

Establishing Compensation Levels

On an annual basis as the Committee meets to set the target compensation for the PEO, other NEOs and other Executives, the Committee considers the responsibility and scope of the individual job assignments as well as the Executive’s job performance and achievements measured against a variety of goals and objectives. As a first step, the PEO provides his evaluation of each Executive based upon the achievement of goals and objectives unique to a business segment or a corporate assignment and an assessment of the Executive’s individual contribution and effort and a variety of managerial success factors. Second, the Committee may make its own assessment of each Executive based upon the interaction Committee members have had with the Executive throughout the year. Lastly, once the Committee considers all of these factors in tandem with the Reference Points, the Committee establishes the compensation target for each element of the total compensation program.

Base Pay—This element is the principal cash compensation component of the Company’s program and is designed to provide the Executive with a market-competitive minimum level of compensation. In setting base pay rates for 2010, the Committee considered the Reference Points, the scope and range of responsibility, accountability and business impact of the position as well as current economic conditions to aid it in evaluating and matching the positions with the market and setting fair-market competitive base pay targets. In setting base pay rates for Executives, the Committee has determined that, based on advice of Towers Watson, the base pay of the Executives can generally be considered as competitive if targeted to be within 90% to 110% of the 50th percentile of the market depending on the performance of the individual Executive, the magnitude of adjustments deemed necessary by the Committee to ensure retention of the Executive and the performance of the Company. The Committee also recognizes that market pricing is an inexact science and, that base pay above or below that range may be required to meet market demand or to recognize individual performance or experience levels. None of the NEOs had a base salary above 110% of the 50th percentile in 2009. The Committee does not set forth a specific fixed target percentage for any of the NEOs but rather works to set the base pay of each NEO to be within the range at its discretion based upon market and performance factors. Base pay is evaluated on an annual basis using then current market information, and the Committee may authorize an adjustment to:

•	ensure that the Executive’s current base pay is within the acceptable target level as determined by the Committee;

•	ensure internal equity;

•	recognize individual performance and contributions; or

•	recognize changes in responsibility or the scope of the Executive’s position.

For information on the salaries paid to the PEO and the other NEOs during 2009, see “Executive Compensation—2009 Summary Compensation Table.” In February 2010, the Committee set the base salaries for the NEOs as follows: $795,000 for Mr. Albert Chao, $595,750 for Mr. James Chao, $380,000 for Mr. Bender, $320,000 for Mr. Hansen and $312,000 for Mr. Kenner. The salaries of Mr. Albert Chao, Mr. James Chao, Mr. Bender, Mr. Hansen and Mr. Kenner were increased from $770,000, $577,000, $363,000, $311,000 and $302,000 respectively, after consideration of the Reference Points and the Committee’s objective of maintaining base salary within the market range described above.

Cash Incentive Plans/Bonuses— For 2009, the PEO, other NEOs and other Executives were eligible to be considered to receive payments under the Company’s Annual Incentive Plan (“AIP”) and Quarterly Incentive Plan (“QIP”). The Committee adopted the AIP on May 15, 2009. The AIP is designed to conform to the provisions of the 2004 Plan. The Committee administers the AIP with respect to the Executives, and the PEO (or any other Executive to whom the PEO may delegate such authority) administers the AIP with respect to other participants. Awards under the AIP are intended to qualify as “qualified performance awards” under the 2004 Plan that comply with the rules applicable to performance-based compensation pursuant to Section 162(m) of the Internal Revenue Code. The bonus potential of the AIP and QIP plans has been designed to serve as a significant incentive for continuous improvement and to provide compensation opportunities that are competitive within the market with an emphasis on the Company’s peers within the chemical industry.

AIP. Under the terms of the AIP, a target bonus percentage is established by the Committee for the PEO, other NEOs and other Executives generally ranging from 30% to 85% of base pay (as of the end of the previous year) depending on the position, level and range of responsibility of the employee. In establishing the target bonus, the Committee reviews the Reference Points with respect to the PEO and the PEO’s recommendations and the Reference Points with respect to the other NEOs. The Committee set the AIP target bonuses for 2009 and 2010 as follows (as a percentage of base pay):

	2009	2010
• Mr. Albert Chao	80%	85%
• Mr. James Chao	80%	85%
• Mr. Bender	55%	60%
• Mr. Hansen	45%	45%
• Mr. Kenner	45%	45%

The Committee increased the target bonuses for Mr. Albert Chao, Mr. James Chao and Mr. Bender for 2010 to maintain a level of cash incentives for these NEOs within the market range.

Any bonuses paid under the 2009 AIP were to be paid from an “Incentive Pool,” and the amount of the Incentive Pool was to be equal to the sum of the value of the target bonuses for all participants under the AIP. No bonus payment from the Incentive Pool was to be authorized under the AIP unless one of the performance goals established by the Committee for the performance period was satisfied. For 2009, the Committee approved the following threshold metrics for the AIP, any one of which must have been met in order to authorize the Incentive Pool for 2009 (and, if one such metric was met, the entire Incentive Pool would be authorized):

1.	Total Shareholder Return (“TSR”)—the Company’s TSR relative to the Peer Group must be within the top two-thirds. For this purpose, TSR is defined as a company’s share price appreciation from the closing price on January 1, 2009 to the closing share price on December 31, 2009, plus dividends paid.

2.	EBITDA—the Company’s EBITDA for 2009 must be greater than the Company’s EBITDA for 2008 of $87.9 million.

3.	Cost Reduction—the Company’s actual cost reduction for 2009 must be at least 50% of the Company’s targeted cost reduction plan established at the beginning of 2009, or $22.5 million.

In February 2010, the Committee reviewed the results of the Company with respect to these performance goals and certified that each of these goals had been met and authorized the establishment of an Incentive Pool equal in aggregate to the maximum value of each of the participants’ target bonuses.

The Committee then reviewed the contributions and performance of the PEO and each of the other NEOs during 2009 and, in its discretion, awarded bonus payments under the Incentive Pool to the PEO and each of the other NEOs. Each of Mr. Albert Chao and Mr. James Chao was awarded a bonus payment equal to 75% of his target bonus based on improved EBITDA performance of the Company and the successful completion of a number of projects and initiatives. The Committee awarded Mr. Bender a bonus payment equal to 72% of his target bonus in consideration of his leadership role in containing costs and maintaining a strong overall balance sheet. The Committee awarded Mr. Hansen a bonus payment equal to 78% of his target bonus based upon his leadership role in reducing selling, general and administrative expenses in 2009 and the implementation of Company-wide process and system improvements. The Committee awarded Mr. Kenner a bonus payment equal to 68% of his target bonus based upon the Company’s safety performance and operational cost savings.

In February 2010, the Committee approved a set of metrics substantially similar to those used for the 2009 AIP plan year, any one of which must be met in order to authorize an Incentive Pool for the 2010 plan year.

The cash bonus payments are typically made in March of each year.

QIP. The QIP is a short-term cash incentive designed for the general employee population including the NEOs and is paid to all eligible employees on a quarterly basis for the achievement of short-term operating goals for their respective departments, units or operations. For example, the targets in 2009 for an operating unit under either the olefins or the vinyls business segment included a variety of operational and commercial goals, including production and sales volumes, raw material usage and yields, as well as goals to limit or reduce safety and environmental incidents and to improve product quality. The QIP award for the NEOs, with corporate assignments, except Mr. Kenner, was based upon keeping operating expenses within budgeted amounts for the applicable corporate departments and a weighted average of the factors for each of the business segments. Mr. Kenner’s award was based upon the weighted average results of the operations of the chemical plants in the vinyls business segment and the olefins business segment due to his direct oversight responsibility for those operations. For 2009, there were dozens of these targets for each NEO, no single one of which was material. All of the goals are established and weighted by management and approved by the PEO at the beginning of each year and are measured each quarter to determine the level of goal achievement and the payment amount. Although the QIP results are measured and a payment is received each quarter, the QIP provides for a make-up provision at the end of the year so that if the targets were not met in the previous quarters, but were met at the end of the year, the participants will be eligible to receive a make-up payment for having achieved the targets for the full year.

The goal-setting process includes the establishment of targets that seek to foster continuous improvement in all aspects of the Company’s operations and in any given year to focus on the most important elements facing the operations at the time. The targeted quarterly payment under these plans for 2009 for each of the NEOs was 1% of base salary per quarter, or 4% on an annual basis. These target percentages reflect similar percentages for almost all similarly situated employees at Westlake. Payment is based upon the rate of actual goal achievement: in other words, if 60% of the quarterly targets were met, then 60% times 1% would be paid, or 0.6%. In all cases, however, the final payment is subject to the Company meeting a return on capital employed (“ROCE”) target which is specific only to the QIP and is established by the PEO at his discretion at the beginning of each Plan Year. The QIP ROCE target for 2009 was 5.25%. In the event the ROCE target is met, 100% of the QIP payment is made. If the ROCE target is not met but is above 0%, then a pro rated QIP payment will be made. If the ROCE target is 0% or below, a payment of 25% of the QIP will be made. In light of improved economic conditions during 2009, the target QIP payment for each quarter of 2010 has been increased back to 2%, which was the target prior to 2009. The full year results of the QIP for 2009, including make-up provisions, for the NEO’s is noted below:

	Target Achievement	Adjustments made as a result of ROCE	Payout
Mr. Albert Chao	82.5%	-11%	$23,245
Mr. James Chao	82.5%	-11%	$17,417
Mr. Bender	82.5%	-11%	$10,922
Mr. Hansen	82.5%	-11%	$9,383
Mr. Kenner	78.2%	-11%	$8,961

Long-term Incentives (“LTI”)—A long-term equity and cash-based incentive program has been adopted by the Board of Directors to foster a long-term view of the business, assist in retaining and rewarding Executives for their efforts and achievements and provide management with an ownership interest in the Company to further help to align their actions with those of the stockholders. Under the terms of the 2004 Plan, the Company may grant Executives a variety of stock-based and cash-based compensation awards. In determining the targeted LTI award, the Committee utilizes the same deliberative process as earlier described for base pay and cash incentives.

The Committee reviews the Reference Points and recommendations from Towers Watson and the PEO, then sets a LTI target for each of the NEOs, which is a percentage of base pay based upon each NEO’s base pay as of the previous year end. As with other elements of the Company’s compensation program, the size of these awards is based upon the level and scope of the Executive’s job, the performance of the individual and competitive market forces. The Committee determined that to be competitive with relevant companies set forth in the Reference Points, the LTI targets for the PEO and other NEOs should be no less than 80% and no higher than 110% of the market 50th percentile for long-term incentives for similarly situated executives at companies set forth in the Reference Points. For more information on LTI awards granted to the NEOs in 2009, please see “Executive Compensation—2009 Grants of Plan-Based Awards”. After reviewing the Reference Points at a meeting in February 2010, the Committee elected to make no changes to the LTI targets for 2010 because the 2009 targets were still deemed to be competitive.

The LTI targets (each as a percentage of base pay for an NEO) set for the PEO and the other NEOs by the Committee for 2009 and 2010 are as follows:

	2009	2010
• Mr. Albert Chao	200%	200%
• Mr. James Chao	200%	200%
• Mr. Bender	100%	100%
• Mr. Hansen	70%	70%
• Mr. Kenner	70%	70%

In the past several years, the LTI awards for the PEO, the other NEOs and other Executives have been split, based on the grant date fair value of the Company’s stock, at the rate of 50% stock options and 50% restricted stock. In February 2010, the Committee elected to the split the LTI award into stock options, restricted stock and a long-term cash performance payment tied to relative shareholder return, each comprising one-third of the value of the overall award. The Committee, after consultation with management and Towers Watson, has chosen this program to recognize the unique characteristic of each award type. While all three types of awards provide Executives with an incentive to help grow the value of the Company and the corresponding value of the stock, options may experience more volatility over the term of the award, and the Executives may receive no compensation if the price of the Company’s shares never exceeds the exercise price of the options following vesting of the options. On the other hand, restricted stock awards put direct shares into the hands of management and give them a more direct line of sight to the potential value they might realize. In addition, the long-term performance cash award was added for 2010 to provide an added incentive to grow relative shareholder value and to provide an upside potential payment in cash if a performance target is specifically tied to the performance of our stock compared to the Peer Group is exceeded. Thus, the Committee believes the equal split of awards of stock options, restricted shares and long-term cash performance awards provides an overall balanced award.

Stock Options—Under the provisions of the 2004 Plan, the Company may grant stock options to executive and senior management personnel. The Board of Directors typically grants these awards annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. The grant price for these awards is based upon the mean of the high and low market price for shares of the Company’s common stock on the date of the award as approved by the Board of Directors. All annual stock options granted by the Board of Directors to date have had a 10-year term with a three- or four-year ratable vesting period. The Company has not made any post-award adjustments in grant dates or grant prices.

Restricted Stock—As with stock options, the Board of Directors typically grants awards of restricted stock annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. Each restricted stock award granted by the Board of Directors is scheduled to vest 100% at the end of a three-year period as a means of strengthening the Company’s overall executive retention efforts.

Long-Term Cash Performance—The long-term cash performance awards granted in February 2010 are subject to a three-year performance period beginning on January 1, 2010 and ending on December 31, 2012. The amount of cash received will be based upon the Company’s total shareholder return compared with the total shareholder return of the Peer Group. Threshold performance requires relative total shareholder return rank of at least the 33rd percentile; target performance requires a rank of at least the 50th percentile; and maximum performance requires a rank of at least the 75th percentile. If at least the threshold performance is attained, the long-term performance awards will be paid in cash after the Committee determines the performance level.

Stock Ownership Policy—In an effort to further align the interests of the Executives and the stockholders, effective January 1, 2009, the Committee adopted a policy that requires the PEO, each other NEO and other key Executives to retain 50% of any restricted stock awards, net of shares used to pay applicable taxes, until his or her employment with the Company terminates.

Perquisites—All Executives are eligible for a Company-paid membership in a local dining and/or athletic club and a Company-paid annual physical examination. These perquisites are provided as further means to attract and retain Executives, to provide Executives with access to facilities that may also be used for business entertainment and to promote personal health and wellness.

Post-Employment Programs

Executives are eligible for participation in the same retirement, pension and post-retirement benefit programs as all employees within their respective business units. The Company does not provide any supplemental executive retirement or pension benefit. The Company’s primary retirement benefit is the Westlake Savings Plan, a 401(k) defined contribution plan, and participating employees, including Executives, are eligible for a matching contribution from the Company based upon the plan provisions. Additionally, the Company provides an annual contribution to the plan for all eligible employees and Executives equal to 6% of their annualized base pay up to the IRS limits ($245,000 for 2009 and 2010).

Employment Agreements; Severance and Change in Control Arrangements

The Company does not have employment agreements with any of the NEO’s; however, each Executive, including each of the NEO’s, is typically provided an offer letter of employment containing the principal elements of the employment arrangement, including compensation. None of these offer letters currently contains a provision for payments upon a change-in-control.

Deferred Compensation Programs

The Company has no deferred compensation programs except for the standard provisions of the Company’s 401(k) plan and provisions of Section 125 of the Internal Revenue Code whereby salary is reduced for taxation since the 401(k) contributions are made by employees on a pre-tax basis, thereby reducing their salary and taxable income.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2010 annual meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, each as filed with the Securities and Exchange Commission.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Max L. Lukens, Chairman

E. William Barnett

Robert T. Blakely

Albert Chao

James Chao

Dorothy C. Jenkins

H. John Riley, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Albert Chao, James Chao and Dorothy C. Jenkins are members of the Compensation Committee and are not “independent” as defined by the listing standards of the New York Stock Exchange. Max L. Lukens, H. John Riley, Jr., Robert T. Blakely and E. William Barnett are also members of the Compensation Committee. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP, so we are eligible for, and have elected to take advantage of, the exemption from the provisions of those rules requiring a compensation committee composed entirely of independent directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe all stock transaction reports required to be filed with the SEC under Section 16(a) of the Securities Exchange Act of 1934 in 2009 were timely filed by all directors, officers and beneficial owners of more than 10% of our common stock.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during 2009 by the NEOs.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Albert Chao	2009	770,340	770,340	770,340	486,245	46,144	2,843,409
President and Chief	2008	765,283	554,993	554,993	284,329	32,992	2,192,590
Executive Officer	2007	723,333	319,988	319,988	840,616	22,078	2,226,003

James Chao	2009	577,191	577,191	577,191	363,417	40,744	2,135,734
Chairman	2008	569,329	397,509	397,509	210,202	30,517	1,605,066
	2007	520,016	234,989	234,989	602,205	21,146	1,613,345

M. Steven Bender	2009	358,876	165,012	165,012	154,922	27,013	870,835
Senior Vice President, Chief	2008	321,675	63,001	63,001	66,627	22,930	537,234
Financial Officer and Treasurer	2007	267,505	535,884	535,884	175,530	19,454	1,534,257

David R. Hansen	2009	310,945	108,841	108,841	119,383	41,740	689,750
Senior Vice President,	2008	308,290	73,746	73,746	78,291	27,475	561,548
Administration	2007	292,178	437,546	437,546	212,879	21,317	1,401,466

Andrew F. Kenner	2009	302,000	105,709	105,709	100,961	154,058	768,437
Vice President, Manufacturing

(1)	See “Compensation Discussion and Analysis—Establishing Compensation Levels—Base Pay” for more information on base salary.
(2)	These amounts represent the grant date fair value of restricted stock awards granted to our named executive officers in the applicable year, calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the restricted stock awards, please see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	These amounts represent the grant date fair value of stock option awards granted to our named executive officers in the applicable year, calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the stock option awards, please see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(4)	The amounts represent the sum of (A) a QIP quarterly incentive bonus amount earned in the applicable year and (B) an annual cash incentive payout with respect to such year.
(5)	The amounts include the following in 2009:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 6% of Annualized Base Pay (Up to $245,000 In 2009)	Term Life Insurance Premiums	Cash Dividends on Unvested Restricted Stock
Albert Chao	$24,500	$1,080	$20,564
James Chao	$24,500	$1,080	$15,164
M. Steven Bender	$18,770	$1,045	$7,198
David R. Hansen	$24,204	$896	$5,585
Andrew F. Kenner	$24,500	$870	$1,634

The amount for Mr. Hansen also includes perquisites of $11,055, consisting of $7,436 of reimbursement for foreign taxes and U.S. tax gross-ups, health club dues and a physical examination. The amount for Mr. Kenner also includes perquisites of $125,058, consisting of relocation expense reimbursements (including reimbursement for closing costs in the amount of $51,528, tax gross-ups in the amount of $18,530 and reimbursement for home equity loss in the amount of $55,000) and health club dues.

The amounts include the following in 2008:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 6% of Annualized Base Pay (Up to $230,000 In 2008)	Term Life Insurance Premiums	Cash Dividends on Unvested Restricted Stock
Albert Chao	$23,000	$1,080	$8,912
James Chao	$23,000	$1,080	$6,437
M. Steven Bender	$17,512	$952	$4,466
David R. Hansen	$22,772	$896	$3,807

The amounts include the following in 2007:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 5% of Annualized Base Pay (Up to $225,000 In 2007)	Term Life Insurance Premiums	Cash Dividends on Unvested Restricted Stock
Albert Chao	$18,000	$576	$3,502
James Chao	$18,000	$576	$2,570
M. Steven Bender	$15,425	$576	$3,453
David R. Hansen	$17,908	$576	$2,833

2009 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Albert Chao	2/13/2009	—	—		—	—	—	—	54,116	—	—	770,340
	2/13/2009	—	—		—	—	—	—	—	140,525	14.235	770,340
		—	616,272	(5)	—	—	—	—	—	—	—	—
		—	30,814	(6)	—	—	—	—	—	—	—	—
James Chao.	2/13/2009	—	—		—	—	—	—	40,548	—	—	577,191
	2/13/2009	—	—		—	—	—	—	—	105,291	14.235	577,191
		—	461,753	(7)	—	—	—	—	—	—	—	—
		—	23,088	(8)	—	—	—	—	—	—	—	—
M. Steven Bender	2/13/2009	—	—		—	—	—	—	11,592	—	—	165,012
	2/13/2009	—	—		—	—	—	—	—	30,100	14.235	165,012
		—	199,650	(9)	—	—	—	—	—	—	—	—
		—	14,520	(10)	—	—	—	—	—	—	—	—
David R. Hansen	2/13/2009	—	—		—	—	—	—	7,646	—	—	108,841
	2/13/2009	—	—		—	—	—	—	—	19,853	14.235	108,841
		—	139,925	(11)	—	—	—	—	—	—	—	—
	—	—	12,438	(12)	—	—	—	—	—	—	—	—
Andrew F. Kenner	2/13/2009	—	—		—	—	—	—	7,426	—	—	105,709
	2/13/2009	—	—		—	—	—	—	—	19,282	14.235	105,709
		—	135,900	(13)	—	—	—	—	—	—	—	—
		—	12,080	(14)	—	—	—	—	—	—	—	—

(1)	Represents grants of QIP and AIP incentive awards. The amount shown in the “target” column represents the target percentage of each NEO’s 2009 base salary for each award. There is no “threshold” or “maximum” payout with respect to these awards. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP and AIP incentive awards.
(2)	Represents shares of restricted stock that will vest on February 13, 2012. The named executive officers receive dividends and have voting rights with respect to the unvested shares during the restricted period.
(3)	Represents stock options that vest or vested in three equal installments on February 13, 2010, February 13, 2011 and February 13, 2012.
(4)	Represents the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions, please see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(5)	AIP award based on a target percentage of 80% of Mr. Albert Chao’s base salary as of December 31, 2009.
(6)	QIP award based on a target percentage of 4% of Mr. Albert Chao’s base salary as of December 31, 2009.
(7)	AIP award based on a target percentage of 80% of Mr. James Chao’s base salary as of December 31, 2009.
(8)	QIP award based on a target percentage of 4% of Mr. James Chao’s base salary as of December 31, 2009.
(9)	AIP award based on a target percentage of 55% of Mr. Bender’s base salary as of December 31, 2009.
(10)	QIP award based on a target percentage of 4% of Mr. Bender’s base salary as of December 31, 2009.
(11)	AIP award based on a target percentage of 45% of Mr. Hansen’s base salary as of December 31, 2009.
(12)	QIP award based on a target percentage of 4% of Mr. Hansen’s base salary as of December 31, 2009.
(13)	AIP award based on a target percentage of 45% of Mr. Kenner’s base salary as of December 31, 2008.
(14)	QIP award based on a target percentage of 4% of Mr. Kenner’s base salary as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Fair Market Value of Shares of Stock That Have Not Vested(1) ($)
	Exercisable	Unexercisable
Albert Chao	44,400	—		14.50	8/16/2014	—		—
	13,547	—		27.22	8/31/2015	—		—
	7,135	2,379	(2)	36.10	3/15/2016	—		—
	14,060	7,030	(3)	31.61	2/23/2017	—		—
	22,807	45,615	(4)	19.29	2/15/2018	—		—
	—	140,525	(5)	14.235	2/13/2019	—		—
	—	—		—	—	10,123	(6)	252,366
	—	—		—	—	28,771	(7)	717,261
	—	—		—	—	54,116	(8)	1,349,112
James Chao	35,300	—		14.50	8/16/2014	—		—
	9,934	—		27.22	8/31/2015	—		—
	5,232	1,745	(2)	36.10	3/15/2016	—		—
	10,325	5,163	(3)	31.61	2/23/2017	—		—
	16,335	32,672	(4)	19.29	2/15/2018	—		—
	—	105,291	(5)	14.235	2/13/2019	—		—
	—	—		—	—	7,434	(6)	185,330
	—	—		—	—	20,607	(7)	513,733
	—	—		—	—	40,548	(8)	1,010,862
M. Steven Bender	2,617	655	(9)	25.42	6/15/2015	—		—
	235	—		27.22	8/31/2015	—		—
	691	231	(2)	36.10	3/15/2016	—		—
	—	30,714	(10)	31.61	2/23/2017	—		—
	1,576	788	(3)	31.61	2/23/2017	—		—
	2,589	5,178	(4)	19.29	2/15/2018	—		—
	—	30,100	(5)	14.235	2/13/2019	—		—
	—	—		—	—	431	(11)	10,745
	—	—		—	—	15,818	(12)	394,343
						1,135	(6)	28,296
	—	—		—	—	3,266	(7)	81,421
	—	—		—	—	11,592	(8)	288,989
David R. Hansen	3,251	—		27.22	8/31/2015	—		—
	1,141	381	(2)	36.10	3/15/2016	—		—
	2,748	1,375	(3)	31.61	2/23/2017	—		—
	—	23,036	(10)	31.61	2/23/2017	—		—
	3,031	6,062	(4)	19.29	2/15/2018	—		—
	—	19,853	(5)	14.235	2/13/2019	—		—
	—	—		—	—	1,979	(6)	49,336
	—	—		—	—	11,863	(12)	295,745
	—	—		—	—	3,823	(7)	95,307
	—	—		—	—	7,646	(8)	190,615
Andrew F. Kenner	—	19,282	(5)	14.235	2/13/2019	—		—
	—	—		—	—	7,426	(8)	185,130

(1)	Based on the closing price of our common stock on the New York Stock Exchange on December 31, 2009 ($24.93 per share).
(2)	These stock options vested in four equal installments on March 15, 2007, March 15, 2008, March 15, 2009 and March 15, 2010.

(3)	These stock options vest or vested in three equal installments on February 23, 2008, February 23, 2009 and February 23, 2010.
(4)	These stock options vest or vested in three equal installments on February 15, 2009, February 15, 2010 and February 15, 2011.
(5)	These stock options vest or vested in three equal installments on February 13, 2010, February 13, 2011 and February 13, 2012.
(6)	The shares of restricted stock vested on February 23, 2010.
(7)	These shares of restricted stock will vest on February 15, 2011.
(8)	These shares of restricted stock will vest on February 13, 2012.
(9)	These stock options vest or vested in five equal installments on December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010.
(10)	These stock options will vest in two equal installments on February 23, 2012 and August 23, 2016.
(11)	These shares of restricted stock vest or vested in five equal installments on December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010.
(12)	These shares of restricted stock will vest in two equal installments on February 23, 2012 and August 23, 2016.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Albert Chao	—	—	1,932	24,247
James Chao	—	—	1,417	17,783
M. Steven Bender	—	—	619	13,216
David R. Hansen	7,767	78,003	309	3,878
Andrew F. Kenner	—	—	—	—

(1)	Based on the difference between the market price of our common stock on the date of exercise and the option exercise price.
(2)	Based on the market price of our common stock on the applicable vesting date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under our Code of Conduct, each of our employees (including our NEOs) is required to disclose to us and seek approval before undertaking any activity that could create a conflict of interest or the appearance of a conflict of interest between his or her personal interests and our interests. The members of our Board of Directors are also subject to the Code of Conduct. The Board of Directors is responsible for reviewing transactions between Westlake and other companies or organizations with which members of the Board of Directors may have affiliations.

The office space for our principal executive offices in Houston, Texas is leased, at market rates, from GUIC Post Oak, Ltd., an affiliate of our principal stockholder, under a lease ending on December 31, 2014. Total annual lease payments in 2009 were approximately $1.5 million.

Effective July 1, 2004, Westlake Management Services, Inc., our wholly-owned subsidiary (WMS), and Titan Petrochemical & Polymers Berhad (now known as Titan Chemicals Corp. Bhd., or Titan), a Malaysian affiliate of our principal stockholder, entered into a service level agreement under which WMS provides services to Titan. The basic fee under the agreement is $0.5 million per year, plus additional reimbursements of actual costs, overhead, administrative fees, and/or profit margin for certain additional services. The term of the agreement is scheduled to expire on June 30, 2010. WMS received approximately $605,000 for services under the agreement in 2009. Both of the related party transactions set forth above have been approved by the Board of Directors without the participation of the directors interested in the transactions.

PROPOSAL 2—RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2009. Although the ratification of the appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, our Board of Directors has decided to ask our stockholders to ratify this appointment. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider the appointment of another accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THIS APPOINTMENT BE RATIFIED.

PricewaterhouseCoopers LLP, or its predecessor, has served as our independent registered public accounting firm since 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of the stockholders. If present, the representatives will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

For the years ended December 31, 2009 and 2008, we paid the following fees to PricewaterhouseCoopers LLP:

Fees	2009	2008
Audit fees (1)	$1,599,200	$1,712,950
Audit-related fees (2)	45,000	30,000
Tax fees (3)	74,490	167,701
All other fees (4)	3,599	2,399

Total fees billed	$1,722,289	$1,913,050

(1)	Audit fees represent fees billed for professional services rendered for the audits of our annual consolidated financial statements, audit of internal controls, quarterly review of our consolidated financial statements, reviews of documents filed with the SEC, registration statements and comfort letters.
(2)	Audit-related fees represent fees billed for professional services rendered for attest services and accounting consultations.
(3)	Tax fees represent fees billed for professional services rendered for tax advice and tax compliance.
(4)	All other fees include auditor-sponsored seminars and accounting research database licenses.

AUDIT COMMITTEE PRE-APPROVAL

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, pre-approval is generally provided for work associated with audit, review or attest engagements, tax and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC.

REPORT OF THE AUDIT COMMITTEE

Four directors make up the Audit Committee of our Board of Directors: Robert T. Blakely (chairman), E. William Barnett, Max L. Lukens and H. John Riley, Jr.

During the course of performing its duties, the Audit Committee issued the following report.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm; and

•	the performance of the Company’s independent registered public accounting firm and internal audit function.

The Audit Committee charter is available on the Company’s Investor Relations Web site (www.westlake.com under “Investor Relations”).

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accounting firm, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm;

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program; and

•	oversees financial risks.

In 2009, the Audit Committee was comprised of Mr. Robert T. Blakely, Mr. E. William Barnett, Mr. Max L. Lukens and Mr. H. John Riley, Jr. The Audit Committee met seven times during 2009. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2009, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to the Public Company Accounting Oversight Board’s AU Section 380 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence.

The Audit Committee also reviewed and discussed with the Company’s management and the independent registered public accounting firm management’s report and PricewaterhouseCoopers LLP’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all these reviews and discussions into account, the undersigned Audit Committee members recommend to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Robert T. Blakely, Chairman

E. William Barnett

Max L. Lukens

H. John Riley, Jr.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We do not know of any matters other than those stated above which are to be brought before the annual meeting of the stockholders. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

HOUSEHOLDING

Our annual report to stockholders has been mailed to all stockholders entitled to vote at the annual meeting of stockholders on or before the date of mailing this proxy statement. The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our Investor Relations Department, Westlake Chemical Corporation, 2801 Post Oak Blvd., Suite 600, Houston, Texas 77056, telephone number (713) 960-9111. The Company will deliver, promptly upon written or oral request to the Investor Relations Department, a separate copy of the 2009 annual report to stockholders and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. If you hold your shares through a broker and you reside at an address at which two or more stockholders reside, but you are currently receiving more than one copy of the annual report and proxy statement, you may request delivery of a single copy of the annual report and proxy statement by contacting your broker or sending a request to the address above. The annual report is not a part of the proxy solicitation material.

OBTAINING COPIES OF THE COMPANY’S FORM 10-K

STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 BY SENDING A WRITTEN REQUEST FOR THE FORM 10-K TO THE INVESTOR RELATIONS DEPARTMENT, WESTLAKE CHEMICAL CORPORATION, 2801 POST OAK BLVD., SUITE 600, HOUSTON, TEXAS 77056.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2011 annual meeting of stockholders must be forwarded in writing and received at our principal executive offices no later than December 15, 2010, directed to the attention of the corporate secretary, for consideration for inclusion in our Proxy Statement for the annual meeting of stockholders to be held in 2011. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the Proxy Statement but seeking to have its proposal considered at the 2011 annual meeting, a stockholder must notify us of its proposal by January 20, 2011; provided, that if the date of the 2011 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2010 annual meeting, such notice must be delivered no later than the later of the 120th day prior to the 2011 annual meeting and the 10th day following the day on which we first publicly announce the date of the 2011 annual meeting. Any stockholder proposals must comply in all respects with the rules and regulations of the SEC.

Stephen Wallace Vice President, General Counsel and Secretary

April 14, 2010

ANNUAL MEETING OF STOCKHOLDERS OF

WESTLAKE CHEMICAL CORPORATION

May 20, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

ACCOUNT NUMBER

CONTROL NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.westlake.com/proxy2010

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20330000000000001000 8	052010

THIS PROXY WILL BE VOTED OR NOT VOTED AS YOU DIRECT BELOW.

IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

Proposal 1 - To elect three members of the Board of Directors for the terms described herein; The three directors to be re-elected are Class III directors (E. William Barnett, Robert T. Blakely and Albert Chao).				FOR	AGAINST	ABSTAIN
			Proposal 2 - To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O E. William Barnett O Robert T. Blakely O Albert Chao
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES			Proposal 3 - To act upon any other matters that may properly come before the annual meeting.
☐ FOR ALL EXCEPT (See instructions below)

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

THANK YOU FOR VOTING
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

I PLAN TO ATTEND THE ANNUAL MEETING ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:		Signature of Shareholder		Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

If you vote your proxy by telephone or on the Internet, you do NOT need to mail back your proxy card.

IF YOU WISH TO VOTE BY TELEPHONE IN THE UNITED STATES, PUERTO RICO OR CANADA, PLEASE FOLLOW THE INSTRUCTIONS BELOW. IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT RETURN YOUR PROXY CARD BY MAIL.

HAVE YOUR VOTING DIRECTION CARD IN HAND.

TO VOTE BY PHONE THROUGH OUR TABULATOR, AMERICAN STOCK TRANSFER & TRUST COMPANY:

•	On a touch-tone telephone call Toll Free 1-800-PROXIES—24 hours a day—7 days a week.

•	Enter your eleven-digit Control Number, which is indicated on the other side of this card.

•	Follow the voice instructions.

1                        ¢

PROXY	PROXY

WESTLAKE CHEMICAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting—May 20, 2010

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints David R. Hansen and George J. Mangieri as proxy holders with full power to act alone and with power of substitution, to vote all stock which the undersigned could vote at the Company’s Annual Meeting of Stockholders to be held at the Westlake Center Annex, 2801 Post Oak Blvd., Houston, Texas 77056, on May 20, 2010, at 9:00 a.m. (local time), and at any adjournment thereof, in the manner stated herein as to the following matters and in their discretion on any other matters that may properly come before the meeting, all as described in the accompanying Notice and Proxy Statement.

This Proxy is Continued on the Reverse Side

Please Sign on the Reverse Side and Return Promptly

    COMMENTS: